EXHIBIT 10.23
[HMS Letterhead]
March 22, 2007
Ms. Maria Perrin
Dear Maria:
We are pleased to extend this offer of employment for the position of Senior Vice President, Government Relations of Health Management Systems, Inc., reporting directly to the President and Chief Operating Officer, with the duties and responsibilities discussed with you during the interview process. This position will be based in our New York office, but we acknowledge that you will be traveling 70-90% of the time and establishing a home office in Florida. The following describes the terms and conditions of your employment.
1.	Start Date: We look forward to a start date of April 30th, 2007.

2.	Base Salary: This position offers a biweekly gross salary of $7,692.31, which is the equivalent of $200,000.00 on an annual basis.

3.	Sign-on Bonus: You will be paid a sign-on bonus of $30,000.00 in June 2007. Should you voluntarily resign for any reason within the first 12 months of employment, you will be required to reimburse HMS the full amount.

4.	Performance Bonus: You will be eligible for an annual performance bonus, with a target bonus of 50% of base salary, prorated for the portion of the year for which you are an employee. For 2007, you will receive not less than 50% of the prorated target bonus. Performance bonus awards for subsequent years will not be guaranteed, as they are based on individual, departmental, and over business performance during the calendar year.

5.	Paid Time Off: You will accrue vacation at the rate of 13.33 hours per month (an annualized 4 weeks per year). In addition to the company holidays and accrued vacation time, employees are granted personal time which is earned at the rate of 4 hours for each completed quarter. All paid time off is granted in hours, but must be used in full or half day increments. Employees are not eligible for paid time off during the first three months of employment, and paid time off does not carry-over at the end of the year.

6.	Other Benefits:You will be eligible for participation in our health insurance and other benefit plans in accordance with the rules of eligibility currently in effect. If you have any benefits related questions you may contact Anette White, Benefits Manager, at (212) 857-5459.

7.	Equity Participation: Subject to prior approval of the Compensation Committee of the HMS Holdings Corp. Board of Directors, you will be granted 50,000 options to purchase HMSY common stock at a strike price to be determined as the average of the high and low price HMSY on your start date. The option will vest as follows: one fourth of the options will vest on each anniversary of your hire in 2008, 2009, and 2010, and one fourth will vest on the fourth anniversary on 2011.

8.	Performance/Salary Reviews:Your performance will be reviewed at the end of the year. Employee salaries are reviewed at year-end, with salary increases, if merited, effective in the month of January.

9.	Conditions of Employment: All offers of employment are contingent upon receipt of employment application, satisfactory professional references, and criminal background checks. All new hires are required to sign a Non-Solicitation Agreement, crafted so that HMS protects its most important assets, clients, employees, trade secrets, and proprietary software, as well as a Corporate Compliance Agreement, and Employee Handbook Acknowledgement. HMS is required the legal status of all employees; therefore, on your first say of employment, it is imperative that you provide documentation proving both authorization to work and identity.

10.	Involuntary Termination: In the event of an involuntary termination, the Company will pay six months of salary and medical/dental benefit continuation, provided you sign the standard Separation Agreement and General Release.

11.	Employment at Will: We greatly look forward to having you join our company, however we recognize that you retain the option, as does the company, of ending your employment with the company at any time, with or without notice and with or without cause. As such, your employment with the company is at will and neither this letter nor any other oral or written representations may be considered a contract for any specified period of time.

12.	Relocation Expenses: HMS to cover relocation expenses to move household goods, vehicles, and family members to east coast location.
     We believe that HMS Holdings Corp. is an outstanding organization with dedicated, capable staff. Today, when healthcare programs are under more fiscal pressure than ever before, our work is critical. We are enthusiastic about your participation as an important member of the team. If you have any questions prior to your start date, feel free to email me or call me. Otherwise, please sign and return an executed copy of this letter along with a completed application and current resume to me to confirm your acceptance of the terms and conditions of employment.
 Sincerely,
 /s/ William C. Lucia
 William C. Lucia
 President and Chief Operating Officer
 HMS Holdings Corp.

AGREED TO AND ACCEPTED:

/s/ Maria Perrin Maria Perrin

3/28/07
Date